Exhibit 99.1

Scientific Games Reports Fourth Quarter and Full Year 2019 Results

Company Leading in Lottery and Digital with Big Contract Wins in the Largest Markets in the U.S. and Around the World and New Premier Partnerships with the Industry Leaders in Sports Betting and iGaming

SciPlay Beat the Market Growth Rate by Nearly 1.5x with Mobile Revenue Setting a Quarterly Record

Great Content, Enhanced Management Team and Successful Refinancing provide avenue for improved growth and delevering in 2020 and Beyond

LAS VEGAS, Feb. 18, 2020 /PRNewswire/ -- Scientific Games Corporation (NASDAQ: SGMS) ("Scientific Games," "SGC" or the "Company") today reported results for the fourth quarter and year ended December 31, 2019.

Fourth quarter 2019 Financial Highlights:

  Fourth quarter revenue was $863 million compared to $886 million in the prior year period. This was largely driven by lower Gaming revenue primarily due to fewer systems launches in Canada compared to last year and lower machine unit sales.
  Net loss was $37 million compared to net income of $207 million in the prior year period. This quarter included a $40 million loss on a debt financing transaction related to the notes offering and a $12 million loss on remeasurement of Euro denominated debt. The prior year included a $183 million reversal of a reserve related to resolving the Shuffle Tech legal matter and a $14 million gain on remeasurement of Euro denominated debt.
  Consolidated Adjusted EBITDA ("Consolidated AEBITDA"), a non-GAAP financial measure defined below, was $328 million compared to $343 million in the prior year period driven by lower Lottery and Gaming AEBITDA, which was partially offset by Digital AEBITDA of $21 million, representing a 75% increase.
  Net cash provided by operating activities increased by $153 million from the prior year period to $143 million. The prior year included a $152 million payment to resolve the Shuffle Tech legal matter.
  Free cash flow, a non-GAAP financial measure, increased $286 million to $56 million versus the prior year period, which included a $104 million payment for our instant ticket concession in Italy and resolution of the Shuffle Tech legal matter.
  The company remains committed to deleveraging its balance sheet targeting to be at 6.0x or below by the end of 2020, 5.5x in 2021 and continuing to reduce beyond those levels into the future.

Full Year 2019 Financial Highlights:

  Revenue increased $37 million to $3.4 billion compared to the prior year.
  Net loss was $118 million, an improvement of $234 million. The prior year included a $152 million charge related to resolving the Shuffle Tech legal matter.
  Consolidated AEBITDA, a non-GAAP financial measure defined below, increased to $1,334 million from $1,330 million in the prior year, driven by growth in our Lottery, SciPlay and Digital segments largely offset by Gaming.
  Net cash provided by operating activities increased $200 million to $546 million compared to the prior year, which included resolution of the Shuffle Tech legal matter.
  Free cash flow, a non-GAAP financial measure, increased by $483 million from the year ago period to $243 million. Net debt, a non-GAAP financial measure, was $8.6 billion ($8.9 billion in face value of debt outstanding less $313 million of cash and cash equivalents) at year end. Net debt leverage ratio, a non-GAAP financial measure, decreased to 6.4x on a $464 million decrease in net debt.
  In March and November 2019, we completed refinancings that lowered our cash interest costs and extended our debt maturities.
  In May 2019, SciPlay completed an IPO for an 18.0% minority interest in our Social gaming business, after giving effect to the underwriters' partial exercise of their over-allotment option on June 4, 2019. We received $312 million in net proceeds from the offering (net of $30 million used by SciPlay to pay the IPO fees and balance retained by SciPlay for general corporate purposes) which has enabled us to make substantial payments to reduce our debt.
  On November 20, 2019, we entered into an amendment to refinance the revolving credit facility under our credit agreement and provide for an aggregate of $650 million of revolving credit commitments through 2024.

Barry Cottle, CEO and President of Scientific Games, said, "This past year, we made great strides in developing the best games, attracting industry leading talent, and improving our capital structure. I'm confident we have the right team in place to reach our goal to be the market leader across land-based gaming, lottery, sports and digital gaming driven by leading content and the platforms that enable play anywhere and anytime. Our recent contract and deal wins across our businesses, and the globe, highlight that we are on the right path."

Michael Quartieri, Chief Financial Officer of Scientific Games, added, "We reduced our net debt by over $460 million in 2019, while successfully completing two refinancing transactions that will significantly reduce our cash interest costs going forward and extended our maturities. Our overarching commitment remains delevering through organic growth, new market opportunities, and driving further enhancements to our free cash flow."

SUMMARY CONSOLIDATED RESULTS

($ in millions)	Three Months Ended December 31,
	2019	2018
Revenue	$863	$886
Net (loss) income	(37)	207
Net cash provided by (used in) operating activities(1)	143	(10)
Capital expenditures	78	98

Non-GAAP Financial Measures(2)
Consolidated AEBITDA	$328	$343
Consolidated AEBITDA margin	38%	39%
Free cash flow	$56	$(230)

Balance Sheet Measures	As of December 31, 2019	As of December 31, 2018
Cash and cash equivalents	$313	$168
Principal face value of debt outstanding(3)	8,900	9,219
Available liquidity	906	439

(1) The three months ended December 31, 2019 includes a $23 million unfavorable change in accrued interest due to refinancing transactions and approximately $3 million of payments related to contingent acquisition consideration. The three months ended December 31, 2018 includes a $50 million unfavorable change in accrued interest due to refinancing transactions and a $152 million payment to resolve the Shuffle Tech legal matter.

(2) The financial measures "Consolidated AEBITDA", "Consolidated AEBITDA margin", and "free cash flow" are non-GAAP financial measures defined below under "Non-GAAP Financial Measures" and reconciled to the most directly comparable GAAP measures in the accompanying supplemental tables at the end of this release.

(3) Principal face value of outstanding 2026 Secured Euro Notes and 2026 Unsecured Euro Notes are translated at the constant foreign exchange rate at issuance of these notes. Euro to USD exchange rates at issuance and as of December 31, 2019 were 1.24 and 1.12, respectively, resulting in a $68 million adjustment increasing the principal face value of debt outstanding presented above. Additionally, principal face value excludes $10 million in proceeds received from transactions completed in 2019 which are presented as debt.

BUSINESS SEGMENT HIGHLIGHTS FOR THE THREE MONTHS ENDED DECEMBER 31, 2019

($ in millions)	Revenue				AEBITDA				AEBITDA Margin
	2019	2018	$	%	2019	2018	$	%	2019	2018	PP Change(2)
Gaming	$445	$470	(25)	(5)%	$209	$233	(24)	(10)%	47%	50%	(3)
Lottery	233	231	2	1%	98	105	(7)	(7)%	42%	45%	(3)
SciPlay (1)	113	114	(1)	(1)%	32	24	8	33%	28%	21%	7
Digital	72	71	1	1%	21	12	9	75%	29%	17%	12

PP - percentage points.

(1) As a result of the initial public offering of a minority interest in SciPlay and starting with the first quarter of 2019, we changed the calculation of SciPlay AEBITDA, which now reflects intercompany charges for corporate services and certain royalties paid for by SciPlay to other segments or to Corporate. SciPlay information for the prior comparable period has been recast to reflect these changes.

(2) As calculations are made using whole dollar numbers, actual results may vary compared to calculations presented in this table.

Key Highlights vs. Fourth Quarter 2018

  Gaming operations - the installed base of U.S. and Canadian machines was flat from the prior quarter reflecting a new casino opening and increased placements in the Northeast, which offset the removal of older machines.
  Gaming machine sales – total new unit shipments in the U.S. and Canada decreased due to lower replacement units. International units decreased due to a large sale in the prior year of lower priced units to a U.K. arcade operator, which was partially offset by strong sales in the Australian market. The average selling price increased 7% to $17,268.
  Table games continued to grow, increasing 8% from the prior year period to $65 million on strength internationally.
  Gaming systems revenue was down due to the winding down of the large Canadian systems implementations.
  Lottery systems revenue was $4 million higher driven by increased sales of our hardware solutions primarily in international markets.
  Instant products revenue was $2 million lower than the prior year due to rate changes to some of our domestic contracts.
  SciPlay mobile penetration increased 300 basis points to 84%. AEBITDA increased 33% to $32 million and ARPDAU grew 9% to $0.50.
  Digital AEBITDA increased 75% or $9 million from the prior year. We have been selected by Flutter Entertainment ("Flutter") to provide the sports betting platform for FanDuel, the market leading sports betting operator in the U.S. We are also pleased to announce the extension of our partnerships with William Hill and GVC Holdings.

LIQUIDITY

($ in millions)	Three Months Ended December 31,
	2019	2018	Increase / (Decrease)
Net (loss) income	$(37)	$207	$(244)
Non-cash adjustments included in net loss	200	135	65
Non-cash interest	6	7	(1)
Changes in deferred income taxes and other	(23)	(34)	11
Distributed earnings from equity investments	2	9	(7)
Change in legal reserves	—	(334)	334
Changes in working capital accounts	(5)	—	(5)
Net cash provided by operating activities	$143	$(10)	$153

  Free cash flow, a non-GAAP financial measure defined below, increased $286 million to $56 million, due to lower capital expenditures, and the prior period included a $104 million payment related to the extension of the instant ticket concession in Italy and the $152 million payment related to the Shuffle Tech legal matter.
  In November 2019, we completed an offering, which was comprised of $700 million of 7.000% senior unsecured notes due 2028 and $500 million of 7.250% senior unsecured notes due 2029. We used the net proceeds of the offering together with cash on hand and borrowings under our credit facility to redeem the remaining $1.2 billion of 10.000% 2022 senior unsecured notes and all $244 million of the outstanding 2020 senior subordinated notes and pay accrued and unpaid interest thereon plus related premiums, fees, and costs.
  In 2019, we decreased our net debt balance by $464 million to $8.6 billion.
  Total liquidity at year end 2019 was $906 million, which is up $467 million from year end 2018.
  Capital expenditures totaled $78 million in the fourth quarter, compared to $98 million in the prior year period. For 2020, the Company expects capital expenditures will be in the range of $300-$330 million based on existing contractual obligations, planned strategic investments and contemplated successful contract renewals.

Earnings Conference Call

Scientific Games executive leadership will host a conference call on Thursday, February 18, 2020, at 4:15 pm. EST to review the Company's fourth quarter results. To access the call live via a listen-only webcast and presentation, please visit http://www.scientificgames.com/investors/events-presentations/ and click on the webcast link under the Investor Information section. To access the call by telephone, please dial: +1 (412) 317-5420 (U.S. and International) and ask to join the Scientific Games Corporation call. A replay of the webcast will be archived in the Investors section on www.scientificgames.com.

About Scientific Games

Scientific Games Corporation (NASDAQ: SGMS) is the world leader in offering customers a fully integrated portfolio of technology platforms, robust systems, engaging content and services. The Company is the global leader in technology-based gaming systems, digital real-money gaming and sports betting platforms, table games, table products and instant games, and a leader in products, services and content for gaming, lottery and social gaming markets. Scientific Games delivers what customers and players value most: trusted security, creative entertaining content, operating efficiencies and innovative technology. You can access our filings with the SEC through the SEC website at www.sec.gov or through our website, and we strongly encourage you to do so. We routinely post information that may be important to investors on our website at www.scientificgames.com/investors/, and we use our website as a means of disclosing material information to the public in a broad, non-exclusionary manner for purposes of the SEC's Regulation Fair Disclosure (Reg FD).

The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document and shall not be deemed "filed" under the Securities Exchange Act of 1934, as amended.

COMPANY CONTACTS

Media Relations	Investor Relations
Susan Cartwright +1 702-532-7981	Trent Kruse +1 702-532-7641
Vice President, Corporate Communications susan.cartwright@scientificgames.com	Senior Vice President, Investor Relations

All ® notices signify marks registered in the United States. © 2020 Scientific Games Corporation. All Rights Reserved.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenue:
Services	$451	$463	$1,819	$1,777
Product sales	263	273	994	994
Instant products	149	150	587	592
Total revenue	863	886	3,400	3,363
Operating expenses:
Cost of services (1)	137	135	538	505
Cost of product sales (1)	124	130	457	466
Cost of instant products (1)	78	76	289	284
Selling, general and administrative	172	182	707	697
Research and development	46	50	188	202
Depreciation, amortization and impairments	150	163	647	690
Restructuring and other	4	(171)	28	253
Total operating expenses	711	565	2,854	3,097
Operating income	152	321	546	266
Other (expense) income:
Interest expense	(142)	(149)	(589)	(597)
Earnings from equity investments	7	9	24	25
Loss on debt financing transactions	(40)	—	(100)	(93)
(Loss) gain on remeasurement of debt	(12)	14	9	43
Other income, net	—	19	2	17
Total other expense, net	(187)	(107)	(654)	(605)
Net (loss) income before income taxes	(35)	214	(108)	(339)
Income tax expense	(2)	(7)	(10)	(13)
Net (loss) income	(37)	207	(118)	(352)
Less: Net income attributable to noncontrolling interest	6	—	12	—
Net (loss) income attributable to SGC	$(43)	$207	$(130)	$(352)

Basic and diluted net (loss) income attributable to SGC per share:
Basic	$(0.46)	$2.25	$(1.40)	$(3.87)
Diluted	$(0.46)	$2.21	$(1.40)	$(3.87)

Weighted average number of shares used in per share calculations:
Basic shares	93	92	93	91
Diluted shares	93	93	93	91

(1) Excludes depreciation and amortization.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in millions)

	December 31,	December 31,
	2019	2018
Assets:
Cash and cash equivalents	$313	$168
Restricted cash	51	39
Accounts receivable, net	649	599
Notes receivable, net	106	114
Inventories	244	216
Prepaid expenses, deposits and other current assets	252	233
Total current assets	1,615	1,369

Restricted cash	11	13
Notes receivable, net	53	40
Property and equipment, net	500	547
Operating lease right-of-use assets	105	—
Goodwill	3,280	3,280
Intangible assets, net	1,516	1,809
Software, net	258	285
Equity investments	273	298
Other assets	198	77
Total assets	$7,809	$7,718
Liabilities and Stockholders' Deficit:
Current portion of long-term debt	$45	$45
Accounts payable	226	225
Accrued liabilities	495	477
Total current liabilities	766	747

Deferred income taxes	91	108
Operating lease liabilities	88	—
Other long-term liabilities	292	334
Long-term debt, excluding current portion	8,680	8,992
Total stockholders' deficit(1)	(2,108)	(2,463)
Total liabilities and stockholders' deficit	$7,809	$7,718

(1) Includes $104 million in noncontrolling interest as of December 31, 2019.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2019	2018	2019	2018
Cash flows from operating activities:
Net (loss) income	$(37)	$207	$(118)	$(352)
Adjustments to reconcile net (loss) income to cash provided by operating activities	208	151	805	829
Changes in working capital accounts, net of effects of acquisitions	(5)	(334)	(125)	(98)
Changes in deferred income taxes and other	(23)	(34)	(16)	(33)
Net cash provided by (used in) operating activities	143	(10)	546	346
Cash flows from investing activities:
Capital expenditures	(78)	(98)	(285)	(391)
Acquisitions of businesses and assets, net of cash acquired	—	(22)	—	(297)
Distributions of capital from equity investments	5	5	23	30
Acquisitions and additions to equity method investments	—	(104)	(1)	(180)
Proceeds from asset sales and other	—	40	—	40
Net cash used in investing activities	(73)	(179)	(263)	(798)
Cash flows from financing activities:
Payments of long-term debt, net of proceeds	(89)	268	(397)	238
Repayment of assumed NYX and other acquisition debt	—	(2)	—	(290)
Payments of debt issuance and deferred financing and offering costs	(20)	—	(44)	(38)
Net proceeds from issuance of SciPlay's common stock	—	—	342	—
Payments on license obligations	(14)	(23)	(40)	(45)
Sale of future revenue	—	—	11	—
Net proceeds (redemptions) of common stock under stock-based compensation plans and other	5	3	(1)	(21)
Net cash (used in) provided by financing activities	(118)	246	(129)	(156)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	2	(3)	1	(6)
(Decrease) increase in cash, cash equivalents and restricted cash	(46)	54	155	(614)
Cash, cash equivalents and restricted cash, beginning of period	421	166	220	834
Cash, cash equivalents and restricted cash, end of period	$375	$220	$375	$220
Supplemental cash flow information:
Cash paid for interest	$158	$191	$549	$633
Income taxes paid	13	8	41	33
Distributed earnings from equity investments	2	9	26	33
Cash paid for contingent consideration included in operating activities	3	—	26	—
Supplemental non-cash transactions:
Non-cash rollover and refinancing of Term loans	$—	$—	$—	$3,275
Non-cash interest expense	6	7	25	25
Non-cash net additions to intangible assets related to license agreements	—	138	—	138
NYX non-cash consideration transferred	—	—	—	93

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET (LOSS) INCOME ATTRIBUTABLE TO SGC TO CONSOLIDATED ADJUSTED EBITDA
AND SUPPLEMENTAL BUSINESS SEGMENT DATA
(Unaudited, in millions)
	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Reconciliation of Net (Loss) Income Attributable to SGC to Consolidated Adjusted EBITDA
Net (loss) income attributable to SGC	$(43)	$207	$(130)	$(352)
Net income attributable to noncontrolling interest	6	—	12	—
Net (loss) income	(37)	207	(118)	(352)
Restructuring and other(1)	4	(171)	28	253
Depreciation, amortization and impairments	150	163	647	690
Other expense (income), net	1	(17)	7	(7)
Interest expense	142	149	589	597
Income tax expense	2	7	10	13
Stock-based compensation	4	10	37	44
Loss on debt financing transactions	40	—	100	93
Loss (gain) on remeasurement of debt	12	(14)	(9)	(43)
EBITDA from equity investments(2)	17	18	67	67
Earnings from equity investments	(7)	(9)	(24)	(25)
Consolidated Adjusted EBITDA	$328	$343	$1,334	$1,330
Supplemental Business Segment Data
Business segments Adjusted EBITDA
Gaming(3)	$209	$233	$865	$920
Lottery	98	105	404	391
SciPlay(3)	32	24	122	94
Digital	21	12	63	54
Total business segments Adjusted EBITDA	360	374	1,454	1,459
Corporate and other(4)	(32)	(31)	(120)	(129)
Consolidated Adjusted EBITDA	$328	$343	$1,334	$1,330
Reconciliation to Consolidated Adjusted EBITDA margin
Consolidated Adjusted EBITDA	$328	$343	$1,334	$1,330
Revenue	863	886	3,400	3,363

Net (loss) income margin	(4)%	23%	(4)%	(10)%
Consolidated Adjusted EBITDA margin (Consolidated AEBITDA/Revenue)	38%	39%	39%	40%

(1) Refer to Consolidated AEBITDA definition for a description of items included in restructuring and other.

(2) EBITDA from equity investments is a non-GAAP financial measure reconciled to the most directly comparable GAAP measure in the accompanying supplemental tables at the end of this release. The Company received $7 million and $49 million in cash distributions and return of capital payments from its equity investees for the three and twelve months ended December 31, 2019, respectively, and $14 million and $63 million in cash distributions and return of capital payments from its equity investees for the three and twelve months ended December 31, 2018, respectively.

(3) As a result of the IP License Agreement effective as of May 7, 2019, our Gaming business segment AEBITDA no longer benefits from related royalties and/or fees for use of intellectual property, while our SciPlay business segment AEBITDA increased proportionately. While there were no IP charges for the three months ended December 31, 2019, the twelve months ended December 31, 2019 included $10 million of IP charges. The three and twelve months ended December 31, 2018 included IP charges of $7 million and $26 million, respectively.

(4) Includes amounts not allocated to the business segments (including corporate costs) and other non-operating expenses (income).

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION - SEGMENTS KEY PERFORMANCE INDICATORS AND SUPPLEMENTAL FINANCIAL DATA
(Unaudited, in millions, except unit and per unit data)
	Three Months Ended
	December 31,	December 31,	September 30,
	2019	2018	2019
Gaming Business Segment Supplemental Financial Data:
Revenue by line of business:
Gaming operations	$146	$151	$149
Gaming machine sales	157	167	168
Gaming systems	77	92	77
Table products	65	60	60
Total revenue	$445	$470	$454

Gaming Operations Revenue:
U.S. and Canada:
Installed base at period end	31,486	33,585	31,509
Average daily revenue per unit	$38.43	$38.21	$38.85

International:
Installed base at period end	34,370	33,744	33,663
Average daily revenue per unit	$9.92	$10.84	$9.73

Gaming Machine Sales:
U.S. and Canada new unit shipments	4,510	4,733	5,530
International new unit shipments	3,266	4,290	2,731
New unit shipments	7,776	9,023	8,261
Average sales price per new unit	$17,268	$16,113	$17,500

Gaming Machine Unit Sales Components:
U.S. and Canada unit shipments:
Replacement units	3,501	3,788	4,152
Casino opening and expansion units	1,009	945	1,378
Total unit shipments	4,510	4,733	5,530

International unit shipments:
Replacement units	3,228	4,184	2,631
Casino opening and expansion units	38	106	100
Total unit shipments	3,266	4,290	2,731

Lottery Business Segment Supplemental Financial Data:
Instant products revenue by geography:
United States	$96	$96	$104
International	52	54	46
Instant products revenue	148	150	150

Lottery systems revenue by financial statement line item:
Services revenue	$56	$60	$50
Product sales revenue	29	21	20
Total Lottery systems revenue	$85	$81	$70

Digital Business Segment Supplemental Financial Data:
Revenue by Lines of Business:
Sports and platform	$34	$33	$29
Gaming and other	38	38	36
Total revenue	$72	$71	$65

Wagers processed through OGS (in billions)	$9.2	$8.9	$9.0

SciPlay Business Segment Supplemental Financial Data:
Revenue by Platform:
Mobile	$98	$91	$97
Web and other	15	23	19
Total revenue	$113	$114	$116

Mobile penetration(1)(5)	84%	81%	84%
Average MAU(2)(5)	7.6	8.4	7.8
Average DAU(3)(5)	2.6	2.7	2.7
ARPDAU(4)(5)	$0.50	$0.46	$0.47

(1) Mobile penetration is defined as the percentage of SciPlay revenue generated from mobile platforms.

(2) MAU = Monthly Active Users is a count of visitors to our sites during a month. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.

(3) DAU = Daily Active Users is a count of visitors to our sites during a day. An individual who plays multiple games or from multiple devices may, in certain circumstances, be counted more than once. However, we use third-party data to limit the occurrence of multiple counting.

(4) ARPDAU = Average revenue per DAU is calculated by dividing revenue for a period by the DAU for the period by the number of days for the period.
(5) Key performance indicators include results from current period players only.

SCIENTIFIC GAMES CORPORATION AND SUBSIDIARIES
(Unaudited, in millions, except for ratio)

CALCULATION OF NET DEBT LEVERAGE RATIO
	Year Ended		Year Ended
	December 31, 2019		December 31, 2018
Consolidated Adjusted EBITDA(1)	$1,334		$1,330

Principal face value of debt outstanding(2)	$8,900		$9,219
Less: Cash and cash equivalents	313		168
Net debt	$8,587		$9,051
Net debt leverage ratio	6.4		6.8

(1) Refer to the reconciliation of Consolidated Adjusted EBITDA included in the table titled "Reconciliation Of Net (Loss) Income Attributable To SGC To Consolidated Adjusted EBITDA."

(2) Principal face value of outstanding 2026 Secured Euro Notes and 2026 Unsecured Euro Notes are translated at the constant foreign exchange rate at issuance of these notes. Euro to USD exchange rates at issuance and as of December 31, 2019 were 1.24 and 1.12, respectively, resulting in a $68 million adjustment increasing the principal face value of debt outstanding presented above. The Euro to USD exchange rate as of December 31, 2018 was 1.14, resulting in a $54 million adjustment increasing the 2018 principal face value of debt outstanding presented above. Additionally, the 2019 principal face value excludes $10 million in proceeds received from transactions completed in 2018 which are presented as debt.

CALCULATION OF FREE CASH FLOW
	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net cash provided by (used in) operating activities(1)	$143	$(10)	$546	$346
Less: Capital expenditures	(78)	(98)	(285)	(391)
Add: Distributions of capital from equity investments	5	5	23	30
Less: Additions to equity method investments (2)	—	(104)	(1)	(180)
Less: Payments on license obligations	(14)	(23)	(40)	(45)
Free cash flow	$56	$(230)	$243	$(240)

(1) The three months ended December 31, 2019 and 2018 include a $23 million unfavorable change and $50 million unfavorable change, respectively, in accrued interest due to refinancing transactions. The three and twelve months ended December 31, 2019 include approximately $3 million and $26 million, respectively, of payments related to contingent acquisition consideration. The twelve months ended December 31, 2018 includes approximately $35 million of payments related to NYX transaction costs (including NYX assumed liabilities) and a $52 million unfavorable change in accrued interest due to refinancing transactions. The three and twelve months ended December 31, 2018 includes a $152 million payment to resolve the Shuffle Tech legal matter.

(2) The three and twelve months ended December 31, 2018 include $104 million and $179 million, respectively, in LNS concession contributions.

RECONCILIATION OF EARNINGS FROM EQUITY INVESTMENTS TO EBITDA FROM EQUITY INVESTMENTS
	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
EBITDA from equity investments:
Earnings from equity investments	$7	$9	$24	$25
Add: Income tax expense	2	3	9	7
Add: Depreciation and amortization	8	8	33	36
Add: Interest income, net and other	—	(2)	1	(1)
EBITDA from equity investments	$17	$18	$67	$67

Forward-Looking Statements

In this press release, Scientific Games makes "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and can often be identified by the use of terminology such as "may," "will," "estimate," "intend," "plan," "continue," "believe," "expect," "anticipate," "target," "should," "could," "potential," "opportunity," "goal," or similar terminology. These statements are based upon management's current expectations, assumptions and estimates and are not guarantees of timing, future results or performance. Therefore, you should not rely on any of these forward-looking statements as predictions of future events. Actual results may differ materially from those contemplated in these statements due to a variety of risks and uncertainties and other factors, including, among other things: competition; U.S. and international economic and industry conditions; slow growth of new gaming jurisdictions, slow addition of casinos in existing jurisdictions and declines in the replacement cycle of gaming machines; ownership changes and consolidation in the gaming industry; opposition to legalized gaming or the expansion thereof and potential restrictions on internet wagering; inability to adapt to, and offer products that keep pace with, evolving technology, including any failure of our investment of significant resources in our R&D efforts; inability to develop successful products and services and capitalize on trends and changes in our industries, including the expansion of internet and other forms of interactive gaming; laws and government regulations, both foreign and domestic, including those relating to gaming, data privacy and security, including with respect to the collection, storage, use, transmission and protection of personal information and other consumer data, and environmental laws, and those laws and regulations that affect companies conducting business on the internet, including online gambling; the continuing evolution of the scope of data privacy and security regulations, and our belief that the adoption of increasingly restrictive regulations in this area is likely within the U.S. and other jurisdictions; significant opposition in some jurisdictions to interactive social gaming, including social casino gaming and how such opposition could lead these jurisdictions to adopt legislation or impose a regulatory framework to govern interactive social gaming or social casino gaming specifically, and how this could result in a prohibition on interactive social gaming or social casino gaming altogether, restrict our ability to advertise our games, or substantially increase our costs to comply with these regulations; legislative interpretation and enforcement, regulatory perception and regulatory risks with respect to gaming, especially internet wagering, social gaming and sports wagering; reliance on technological blocking systems; expectations of shift to regulated online gaming or sports wagering; expectations of growth in total consumer spending on social casino gaming; SciPlay's dependence on certain key providers; inability to win, retain or renew, or unfavorable revisions of, existing contracts, and the inability to enter into new contracts; protection of our intellectual property, inability to license third-party intellectual property and the intellectual property rights of others; security and integrity of our products and systems, including the impact of any security breaches or cyber-attacks; reliance on or failures in information technology and other systems; challenges or disruptions relating to the implementation of a new global enterprise resource planning system; failure to maintain adequate internal control over financial reporting; natural events that disrupt our operations or those of our customers, suppliers or regulators; inability to benefit from, and risks associated with, strategic equity investments and relationships; inability to achieve some or all of the anticipated benefits of SciPlay being a standalone public company; incurrence of restructuring costs; implementation of complex new accounting standards; changes in estimates or judgments related to our impairment analysis of goodwill or other intangible assets; changes in demand for our products; fluctuations in our results due to seasonality and other factors; dependence on suppliers and manufacturers; risks relating to foreign operations, including anti-corruption laws, fluctuations in currency rates, restrictions on the payment of dividends from earnings, restrictions on the import of products and financial instability, including the potential impact to our business resulting from the continuing uncertainty around the U.K.'s withdrawal from the European Union ("EU"); possibility that the renewal of LNS' concession to operate the Italian instant games lottery is not finalized (including as the result of a pending third-party protest against the renewal of the concession or any appeal from existing court rulings relating to such third-party protest); the impact of U.K. legislation approving the reduction of fixed-odds betting terminals maximum stakes limit on LBO operators, including the related closure of certain LBO shops; changes in tax laws or tax rulings, or the examination of our tax positions; difficulty predicting what impact, if any, new tariffs imposed by and other trade actions taken by the U.S. and foreign jurisdictions could have on our business; the discontinuation or replacement of LIBOR, which may adversely affect interest rates; dependence on key employees; litigation and other liabilities relating to our business, including litigation and liabilities relating to our contracts and licenses, our products and systems, our employees (including labor disputes), intellectual property, environmental laws and our strategic relationships; level of our indebtedness, higher interest rates, availability or adequacy of cash flows and liquidity to satisfy indebtedness, other obligations or future cash needs; inability to reduce or refinance our indebtedness; restrictions and covenants in debt agreements, including those that could result in acceleration of the maturity of our indebtedness; influence of certain stockholders, including decisions that may conflict with the interests of other stockholders; and stock price volatility.

Additional information regarding risks and uncertainties and other factors that could cause actual results to differ materially from those contemplated in forward-looking statements is included from time to time in our filings with the SEC, including the Company's current reports on Form 8-K, quarterly reports on Form 10-Q and its latest annual report on Form 10-K filed with the SEC on February 28, 2019 (including under the headings "Forward Looking Statements" and "Risk Factors"). Forward-looking statements speak only as of the date they are made and, except for our ongoing obligations under the U.S. federal securities laws, we undertake no and expressly disclaim any obligation to publicly update any forward-looking statements whether as a result of new information, future events or otherwise.

Due to rounding, certain numbers presented herein may not precisely agree or add up on a cumulative basis to the totals previously reported.

Non-GAAP Financial Measures

The Company's management uses the following non-GAAP financial measures in conjunction with GAAP financial measures: Consolidated AEBITDA, Consolidated AEBITDA margin, free cash flow, EBITDA from equity investments, net debt and net debt leverage ratio (each, as described more fully below). These non-GAAP financial measures are presented as supplemental disclosures. They should not be considered in isolation of, as a substitute for, or superior to, the financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. The non-GAAP financial measures used by the Company may differ from similarly titled measures presented by other companies.

Specifically, the Company's management uses Consolidated AEBITDA to, among other things: (i) monitor and evaluate the performance of the consolidated Company's business operations; (ii) facilitate management's internal and external comparisons of the Company's consolidated historical operating performance; and (iii) analyze and evaluate financial and strategic planning decisions regarding future operating investments and operating budgets.

In addition, the Company's management uses Consolidated AEBITDA and Consolidated AEBITDA margin to facilitate management's external comparisons of the Company's consolidated results to the historical operating performance of other companies that may have different capital structures and debt levels.

The Company's management uses EBITDA from equity investments to monitor and evaluate the performance of the Company's equity investments. The Company's management uses net debt and net debt leverage ratio in monitoring and evaluating the Company's overall liquidity, financial flexibility and leverage.

The Company's management believes that each of these non-GAAP financial measures are useful as they provide management and investors with information regarding the Company's financial condition and operating performance that is an integral part of management's reporting and planning processes. In particular, the Company's management believes that Consolidated AEBITDA is helpful because this non-GAAP financial measure eliminates the effects of restructuring, transaction, integration or other items that management believes is less indicative of the Company's ongoing underlying operating performance and are better evaluated separately. Management believes Consolidated AEBITDA margin is useful for analysts and investors as this measure allows an evaluation of the performance of our ongoing business operations and provides insight into the cash operating income margins generated from our business, from which capital investments are made and debt is serviced. Moreover, management believes EBITDA from equity investments is useful to investors because the Company's Lottery business is conducted through a number of equity investments, and this measure eliminates financial items from the equity investees' earnings that management believes has less bearing on the equity investees' performance. Management believes that free cash flow provides useful information regarding the Company's liquidity and its ability to service debt and fund investments. Management also believes that free cash flow is useful for investors because it provides them with an important perspective on the cash available for debt repayment and other strategic measures, after making necessary capital investments in property and equipment and necessary license payments to support the Company's ongoing business operations and taking into account cash flows relating to the Company's equity investments. Management believes that net debt and net debt leverage ratio are useful for investors in evaluating the Company's overall liquidity.

Consolidated AEBITDA

Consolidated AEBITDA, as used herein, is a non-GAAP financial measure that is presented as supplemental disclosure and is reconciled to net income (loss) as the most directly comparable GAAP measure, as set forth in the schedule titled "Reconciliation of Net (Loss) Income Attributable to SGC to Consolidated Adjusted EBITDA." Consolidated AEBITDA should not be considered in isolation of, as a substitute for, or superior to, the consolidated financial information prepared in accordance with GAAP, and should be read in conjunction with the Company's financial statements filed with the SEC. Consolidated AEBITDA may differ from similarly titled measures presented by other companies.

Consolidated AEBITDA is reconciled to consolidated net (loss) income and includes net (loss) income attributable to SGC with the following adjustments: (1) net income attributable to noncontrolling interest, (2) restructuring and other, which includes charges or expenses attributable to: (i) employee severance; (ii) management changes; (iii) restructuring and integration; (iv) M&A and other, which includes: (a) M&A transaction costs, (b) purchase accounting, (c) unusual items (including certain litigation), and (d) other non-cash items; and (v) cost savings initiatives; (3) depreciation and amortization expense and impairment charges (including goodwill impairment charges); (4) change in fair value of investments and remeasurement of debt; (5) interest expense; (6) income taxes expense; (7) stock-based compensation; and (8) loss (gain) on debt financing transactions. In addition to the preceding adjustments, we exclude earnings from equity method investments and add (without duplication) our pro rata share of EBITDA of our equity investments, which represents our share of earnings (whether or not distributed to us) before income tax expense, depreciation and amortization expense, and interest (income) expense, net of our joint ventures and minority investees. AEBITDA is presented exclusively as our segment measure of profit or loss.

Consolidated AEBITDA Margin

Consolidated AEBITDA margin, as used herein, represents our Consolidated AEBITDA (as defined above) for the three and twelve-month periods ended December 31, 2019 and 2018, each calculated as a percentage of revenue. Consolidated AEBITDA margin is a non-GAAP financial measure that is presented as supplemental disclosures for illustrative purposes only and is reconciled to net income (loss) attributable to SGC, the most directly comparable GAAP measure, in a schedule above.

Free Cash Flow

Free cash flow, as used herein, represents net cash (used in) provided by operating activities less total capital expenditures (which includes lottery, gaming and digital systems expenditures and other intangible assets and software expenditures), less payments on license obligations, less additions to equity method investments plus distributions of capital from equity investments. Free cash flow is a non-GAAP financial measure that is presented as supplemental disclosure for illustrative purposes only and is reconciled to net cash provided by operating activities in a schedule above.

EBITDA from Equity Investments

EBITDA from equity investments, as used herein, represents our share of earnings (whether or not distributed to us) plus income tax expense, depreciation and amortization expense (inclusive of amortization of payments made to customers for LNS), interest (income) expense, net, and other non-cash and unusual items from our joint ventures and minority investees. EBITDA from equity investments is a non-GAAP financial measure that is presented as supplemental disclosure for illustrative purposes only and is reconciled to earnings from equity investments, the most directly comparable GAAP measure, in a schedule above.

Net Debt and Net Debt Leverage Ratio

Net debt is defined as total principal face value of debt outstanding, the most directly comparable GAAP measure, less cash and cash equivalents. Principal face value of debt outstanding includes the face value of debt issued under Senior Secured Credit Facilities, Senior Notes and Subordinated Notes, all described in Note 16 of the Company's Annual Report on Form 10-K for the year ended December 31, 2018, but it does not include long term obligations under financing leases or $10 million in proceeds received from transactions completed in 2018 which are presented as debt. In addition, principal face value of debt outstanding with respect to the 2026 Secured Euro Notes and 2026 Unsecured Euro Notes are translated at the constant foreign exchange rate at issuance of these notes as those amounts remain payable at the original issuance amounts in Euro. Net debt leverage ratio, as used herein, represents net debt divided by Consolidated AEBITDA (as defined above).